EXHIBIT 10.2

May 12, 2021

Mr. Robert Morales

18 Brothers Road

Poughquag, NY  12570

Subject:  Acorda Change in Control Severance Policy (Vice President) (the “Policy”)

Dear Rob:

I am writing in regards to the Policy (a copy is attached for reference), which is applicable to you as an Acorda Vice President. The purpose of this letter is to confirm Acorda’s agreement, due to the additional responsibilities that you have taken on, that for purposes of the Policy your “Severance Period” for severance and COBRA benefits under the Policy would be 15 months if “Change in Control” benefits are triggered under the Policy. These 15-month severance and COBRA benefits are an increase from the benefits that you would otherwise receive under the Policy for a Vice President level employee, based on your current service with the Company.

Best Regards,

/s/ Denise J. Duca

Denise J. Duca

Executive Vice President – Human Resources

Attachment to Letter

Change in Control Severance Policy

(Vice President)

CHANGE IN CONTROL SEVERANCE POLICY

(Vice President)

Acorda Therapeutics, Inc., a Delaware Corporation (“Acorda,” and collectively with its subsidiaries, the “Company”), established the Change in Control Severance Policy (the “Policy”) effective December 9, 2011 (the “Effective Date”) for Employees (as defined below) of the Company, and was subsequently amended effective April 27, 2017, as set forth in this policy document. The Company desires to provide certain protections to Employees in the event of a Change in Control on or after the Effective Date in order to induce Employees to remain in the employ of the Company notwithstanding any risks and uncertainties created by a potential Change in Control.

1.	Definitions.

(a)“Board of Directors” shall mean the Board of Directors of the Company.

(b)	“Change in Control” shall be deemed to have occurred if:

(i)there is a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation; or there is any other merger or consolidation if, after such merger or consolidation shareholders of the Company immediately prior to such merger or consolidation hold less than 50% of the voting stock of the surviving entity;

(ii)there is a sale or transfer of all or substantially all of the assets of the Company in one or a series of transactions or there is a complete liquidation or dissolution of the Company; or

(iii)any individual or entity or group acting in concert and affiliates thereof, acquires, directly or indirectly, more than 50% of the outstanding shares of voting stock of the Company; provided that this subsection (iii) shall not apply to an underwritten public offering of the Company’s securities.

For the avoidance of doubt, an entity does not experience a Change in Control under this Policy prior to, or on account of, becoming a direct or indirect subsidiary of Acorda.

(c)	“Cause” shall mean that Employee has:

(i)committed gross negligence in connection with Employee’s duties with respect to the business and affairs of the Company;

(ii)committed fraud in connection with Employee’s duties with respect to the business and affairs of the Company;

(iii)engaged in “willful misconduct” with respect to the business and affairs of the Company. For purposes of this Policy, “willful misconduct” means misconduct committed with actual knowledge that Employee’s actions violate directions and instructions of Employee’s direct or indirect supervisor, which directions and instructions are legal and consistent with the terms of Employee’s employment;

(iv)materially breached Employee’s duties to the Company or failed to materially comply with the Company’s policies and practices; or

(v)committed an act of moral turpitude, theft, dishonesty or insubordination.

(d)“Committee” shall mean the person or committee appointed by the Board of Directors to administer the Policy.

(e)“Employee” shall mean any employee employed by the Company at the level of Vice President not covered by an individual agreement pursuant to which the individual is entitled to severance benefits in connection with the occurrence of a change in control of the Company or the termination of employment after the occurrence of such a change in control. For the avoidance of doubt, no Employee shall be entitled to receive benefits both under this Policy and any separate change in control or severance agreement.

(f)	“Good Reason” shall mean:

(i)a material diminution in Employee’s base salary;

(ii)a material diminution in Employee’s authority, duties, or responsibilities;

(iii)a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Employee reports; or

(iv)the Company requires Employee to relocate 50 miles or more from his or her present place of work.

Termination for Good Reason shall be deemed to have occurred only if (A) within 60 days after the initial existence of the condition on which the alleged Good Reason is based, the Employee provides to the Company written notice stating in detail the particular conditions that constitute the grounds on which the proposed termination for Good Reason is based, (B) the Company does not cure the specified conditions within thirty days after receiving the notice, and (C) Employee terminates within 60 days after the Company’s receipt of the notice.

2.	Termination of Employment Following a Change in Control.

(a)If the Employee’s employment is terminated by the Company for Cause or as a result of the Employee’s resignation without Good Reason, the Employee shall be entitled to the following payments only: (A) payment of his or her base salary accrued up to and including the date of termination or resignation; (B) payment in lieu of any accrued but unused vacation time, subject to and in accordance with the Company’s vacation policy; and (C) payment of any unreimbursed expenses incurred through the date of termination in accordance with the Company’s business expense reimbursement policy (collectively, the “Accrued Obligations”). Payment for the amounts referred to in clauses (A) and (B) shall be made at the time of the Company’s standard payroll for the period that includes the date of termination of Employee’s employment, unless otherwise required by applicable law. Payment for the amounts referred to in clause (C) shall be made within 10 days following Employee’s presentation of acceptable supporting documentation but no later than December 31 of the year next following the year of termination of Employee’s employment.

(b)Upon a termination of an Employee’s employment by the Company without Cause or by the Employee for Good Reason, in either case within twelve (12) months following a Change in Control:

(i)The Employee shall receive the Accrued Obligations.

(ii)The Employee shall receive severance pay in an amount equal to the Employee’s monthly base salary, at the rate of pay in effect as of the date of termination, multiplied by the number of months in the Employee’s “Severance Period.” The Employee’s “Severance Period” shall be one (1) month multiplied by each full year of the Employee’s continuous service subject to a minimum of nine (9) months and maximum of twelve (12) months. A full year of service means twelve (12) months of service measured from the Employee’s hire date or an anniversary thereof. The hire date refers to the Employee’s most recent hire date with the Company or, if the Employee has been employed continuously with both the Company and an entity that was acquired by the Company, the Employee’s most recent hire date with such entity. Prior periods of employment are disregarded.

The severance payment under this Section 2(b)(ii) shall be paid in a lump sum within two (2) months following the month of termination of Employee’s employment, and shall be paid without regard to any subsequent employment Employee may obtain.

(iii)If any such Employee or such Employee’s eligible spouse and dependents timely elect COBRA coverage, the Company will pay the monthly premiums for such coverage for the Severance Period, provided that if the Employee elects coverage under a subsequent employer’s group health insurance plan during those months, payment of such premiums shall cease. However, the Company will not pay such premiums if paying such premiums only under the conditions described in this policy would violate applicable law (including any rule prohibiting disproportionately favoring highly compensated employees).

(c)All payments made under Section 2 shall be subject to Employee’s execution and delivery of a general release of the Company, its parents, subsidiaries and affiliates and each of its officers and directors (or equivalent), employees, agents, successors and assigns (“Released Parties”), in a form determined by the Company, in its discretion, that is no longer subject to revocation under applicable law. Such release may include such provisions as determined by the Company, in its discretion, including without limitation requiring confidentiality of Company information, restricting use of Company information, prohibiting solicitation of employees, customers or suppliers, and prohibiting disparagement of the Released Parties.

(d)Whenever a payment under this policy specifies a payment period with reference to a number of days or months, the actual date of payment within the specified period shall be within the sole discretion of the Company.

3.	Miscellaneous.

(a)The Board of Directors has the right by written resolution to amend, suspend, or terminate the Policy at any time prior to six months before a Change in Control occurs.

(b)The Company’s promise to pay benefits under the Policy will at all times remain unfunded as to each Employee, whose rights under the Policy are limited to those of a general and unsecured creditor of the Company.

(c)The Committee has discretion to administer and interpret this Policy. The payments and benefits under the Policy are intended to be, and shall be interpreted to be, exempt from section 409A of the Internal Revenue Code of 1986, as amended. However, in no event is the Company responsible for any tax or penalty owed by an Employee with respect to the payments under this Policy.

(d)No provisions of the Policy will give any person any right to be retained in the employ of the Company (or its subsidiaries and affiliates). The Company specifically reserves the right and power to dismiss or discharge any Employee for any reason or no reason and at any time.

(e)The Company may withhold from any payment under this Policy an amount the Company reasonably believes is required to be withheld.

(f)No payment or benefit under the Policy shall duplicate any other severance payment or benefit under another policy, program, or plan of the Company. If the Employee is entitled to severance payments or benefits under another policy, program, or plan of the Company, the Employee shall receive only the amounts under the Policy, if any, that exceed such other amounts.

NON CHANGE IN CONTROL SEVERANCE POLICY

[Applicable to Robert Morales]

Acorda Therapeutics, Inc. Severance Policy

Effective as of April 27, 2017

Acorda Therapeutics, Inc., a Delaware Corporation (“Acorda,” and collectively with its subsidiaries, the “Company”) has established the Acorda Therapeutics, Inc. Severance Policy (the “Policy”) to provide certain severance benefits in the event of a termination of employment following a layoff.  The Policy is effective as of April 27, 2017.

ELIGIBILITY

You are covered under the Policy if you are classified by the Company as an employee and notified by the Company in writing as being covered under the Policy.

POLICY BENEFITS

The Policy provides benefits only if your employment with the Company terminates in connection with a “Layoff,” as defined below. In order to receive benefits, all of the following conditions must be satisfied:

a.	you are given notice that your employment will be involuntarily terminated due to a Layoff;

b.	you remain employed by the Company, complete all previously assigned tasks and are actively at work until the date determined by the Company to be your last day of work; and

c.	you continue to honor all contractual obligations you may have to the Company, including, without limitation, any confidentiality and nondisclosure agreement.

In addition, you will not receive payments under the Policy unless you sign (and then which becomes legally effective) a written release of the Company, its affiliates, and each of their employees, officers and directors (or equivalent), agents, successors and assigns (“Released Parties”) from any and all claims arising from or relating to your employment in a form determined by the Company, in its discretion. Such release may include such provisions as determined by the Company, in its discretion, including without limitation requiring confidentiality of Company information, restricting use of Company information, prohibiting solicitation of employees, customers or suppliers, and prohibiting disparagement of the Released Parties.

No payment or benefit under the Policy shall duplicate any other severance payment or benefit under another policy, program, or plan of the Company. If you are entitled to severance payments or benefits under another policy, program, or plan of the Company, you shall receive only the amounts under the Policy, if any, that exceed such other amounts.

Termination of Employment – In General

If your employment with the Company terminates in connection with a Layoff, you will be entitled to the following, which are called “Accrued Obligations”:

1.

Payment of your base salary accrued up to and including the date of termination, to be paid at the time of the Company’s standard payroll for the period that includes the date of termination of employment, unless otherwise required by applicable law;

2.

Payment for any accrued but unused vacation time, subject to and in accordance with the Company’s vacation policy, to be paid at the time of the Company’s standard payroll for the period that includes the date of termination of employment, unless otherwise required by applicable law; and

3.

Payment of unreimbursed expenses incurred through the date of termination in accordance with the Company’s business expense reimbursement policy, to be paid within 10 days after the Company receives your supporting documentation, but in no event later than December 31 of the year following termination of your employment.

Termination of Employment Due to a Layoff

If your employment with the Company terminates due to a Layoff, you will be entitled to the following benefits, in addition to the Accrued Obligations described above:

1.

Severance Pay. You will be entitled to severance pay in an amount equal to six months of your base salary, at the rate of pay in effect as of the date of termination. Your severance pay will be paid in a lump sum at a time determined in the Company’s discretion within two months following your termination of employment. Payment will be made regardless of any subsequent employment you obtain.

2.

COBRA Coverage. If you or your eligible spouse or dependents timely elect COBRA continuation coverage under the Company’s health plan, the Company will pay the full amount of the monthly premiums for such coverage for six months, except as follows. If you elect coverage under a subsequent employer’s group health insurance plan during your 6-month severance period, payment of the premiums shall cease.  If the payment of COBRA premiums would violate applicable law (including any rule prohibiting disproportionately favoring highly compensated employees), the Company will not pay the premiums.

Definitions

The following terms have the following meanings for purposes of this summary:

ACORDA THERAPEUTICS, INC. SEVERANCE POLICY

“Cause” means that you:

a.	committed gross negligence in connection with the your duties with respect to the business and affairs of the Company;

b.	committed fraud in connection with your duties with respect to the business and affairs of the Company;

c.

engaged in “willful misconduct” with respect to the business and affairs of the Company, and “willful misconduct” means misconduct committed with actual knowledge that your actions violate directions and instructions of your direct or indirect supervisor, which directions and instructions are legal and consistent with the terms of your employment;

d.	materially breached your duties to the Company or failed to materially comply with the Company’s policies and practices; or

e.	committed an act of moral turpitude, theft, dishonesty or insubordination.

“Layoff” means a job termination due to a reduction in force, adverse economic conditions, a reduction in business or other adverse business conditions, the phasing out of a department or position or such other events as determined in the discretion of the Company. Even if you have received a notice of Layoff, your termination of employment will not be considered a Layoff, and you will not receive severance payments, if:

a.	you voluntarily resign;

b.	you are terminated by the Company for Cause;

c.	you receive an offer of employment in a similar position from the Company but do not accept such offer; or

d.

in the event of a consolidation, merger or reorganization of the Company, or a spin-off or sale of a portion of the Company or its assets, you receive an offer of employment in a similar position by the acquiring or resulting entity but do not accept such offer.

INTERPRETATION, AMENDMENT AND TERMINATION OF THE POLICY

The Compensation Committee of the Board of Directors of the Company has discretion to administer and interpret the Policy on behalf of the Company. The Board of Directors of the Company has the right to amend, suspend, or terminate the Policy at any time.

ACORDA THERAPEUTICS, INC. SEVERANCE POLICY

YOUR RIGHTS UNDER THE POLICY

The Policy is intended to be an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and 29 C.F.R. §2510.3-2(b).

The Policy is unfunded, has no trustee and is administered by the plan administrator (as identified below). Nothing in the Policy will be construed to give any employee the right to continue in the employment of the Company.

You may not transfer, assign, pledge, or sell your rights under this Policy. The Company has the right to withhold from payments under the Policy any tax it deems required to be withheld.

ERISA Rights

As a Participant in the Policy, you have certain rights and protections under ERISA. ERISA provides that all Policy participants shall be entitled to:

(a)

Examine (without charge) at the plan administrator’s office and at other specified locations, all documents governing the Policy and a copy of the latest annual report (Form 5500 series) filed by the Policy with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(b)	Obtain, upon written request to the plan administrator, copies of all Policy documents and other Policy information. A reasonable charge may be made for such copies.

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Policy. The people who operate the Policy (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Participants and Beneficiaries. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Policy or exercising your rights under ERISA.

If your claim for a benefit under the Policy is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. (The claim review procedure is explained below.)

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Policy documents or the latest annual report from the Policy and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.  If you have a claim for benefits which is denied or ignored, in

ACORDA THERAPEUTICS, INC. SEVERANCE POLICY

whole or in part, you may file suit in a state or federal court.  In addition, if you disagree with the plan administrator’s decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding the Policy, please contact the plan administrator.  If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue,

N.W.Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Claims Procedures

Initial Claims. Any Participant or beneficiary who believes he or she is entitled to any payment under the Policy (a “claimant”) may submit a claim in writing to the plan administrator identified below.  If the claim is denied (in full or in part), the claimant will be provided a written notice within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the claim.  The denial notice will include—

(1)	the specific reasons for the denial;
(2)	a reference to the specific provisions of the Policy on which the denial is based;
(3)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation as to why such information is necessary; and
(4)

an explanation of the Policy’s claims procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.

If the Committee does not notify the claimant of its decision within the time periods described in this subsection (a) (including any extensions for which the claimant receives timely notice), the claimant should consider the claim to have been denied immediately after the date by which the Committee should have resolved the claim.  The time period for the claimant to

ACORDA THERAPEUTICS, INC. SEVERANCE POLICY

appeal will begin to run on that date and will expire 60 days after that date. If the claimant does not appeal, the claimant will be considered to have exhausted the claims procedures.

Appeals. If the claimant’s claim is denied, the claimant may apply in writing to the Committee for a review of the decision denying the claim. A claimant must exhaust the appeals process before he will have a right to bring a civil action. If the claimant does not appeal a denied claim within 60 days after receiving notice of the claim decision, the claimant cannot exhaust the appeals process and will not be permitted to bring a lawsuit.

The request for review must state in clear and concise terms the reason or reasons for disputing the denial and must be accompanied by any pertinent documentary material not already furnished. Review must be requested within 60 days following the date the claimant received the written notice of its claim denial or else the claimant loses the right to review.

The claimant has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing.

The review will take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Committee will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision.

If the claim is denied (in full or in part), the notice will include—

(1)	the specific reasons for the decision;
(2)	a reference to the specific provisions of the Policy on which the decision is based;
(3)

a statement that the claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

(4)	a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.

If the Committee does not resolve an appeal within the time periods described in this subsection (b) (including any extensions for which the Committee provides timely notice), the claimant may consider the appeal to have been denied immediately after the date by which the Committee should have resolved the appeal.

The Committee’s decision on appeal is final, binding, and conclusive.

ACORDA THERAPEUTICS, INC. SEVERANCE POLICY

Authorized Representatives.  A claimant may appoint an authorized representative to act on his behalf for the purposes of filing a claim and seeking a review of a denied claim, provided that the claimant notifies the Policy in advance of the name, address and telephone number of the authorized representative. Reference to “claimant” in this Policy should be read to include a properly appointed authorized representative.

ADDITIONAL INFORMATION

The Policy is officially known as the ACORDA THERAPEUTICS, INC. SEVERANCE POLICY. This Policy is an employee welfare benefit plan under ERISA Section 3(1). The Policy is unfunded, and benefits under the Policy are paid by the Company.

The Policy’s 3-digit identification number for federal reporting purposes is 512. The Policy’s records are kept on a “Plan Year” of January 1 to December 31.

The Policy is sponsored and maintained by the Company. The Company is the agent for service of legal process. The Company’s legal name, address, telephone number, and federal employer identification number are:

Acorda Therapeutics, Inc. 420 Saw Mill River Road Ardsley, NY 10502

Telephone:  (914) 347-4300

EIN: 13-3831168

The plan administrator’s name, address and telephone number are:

Acorda Therapeutics, Inc.

c/o Executive Vice President, Human Resources 420 Saw Mill River Road

Ardsley, NY 10502

Telephone:  (914) 347-4300

ACORDA THERAPEUTICS, INC. SEVERANCE POLICY